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                                                                      EXHIBIT 12

                   STATEMENT REGARDING COMPUTATION OF RATIOS
                         (IN THOUSANDS, EXCEPT RATIOS)
                                  (UNAUDITED)

                     GLOBALSTAR TELECOMMUNICATIONS LIMITED

        RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                                                SIX MONTHS ENDED
                                                                    JUNE 30,
                                                              ---------------------
                                                                2001        2000
                                                              --------    ---------
Earnings:
  Net loss..................................................  $(63,692)   $(171,118)
     Add:
       Equity in loss applicable to ordinary partnership
        interests of Globalstar, L.P........................    63,692      166,013
       Amortization of excess carrying value in Globalstar,
        L.P.................................................                 20,385
                                                              --------    ---------
Earnings available to cover fixed charges(1)................  $     --    $  15,280
                                                              ========    =========
Fixed charges -- preferred dividends........................  $ 13,972    $  15,280
                                                              ========    =========
Ratio of earnings to fixed charges..........................       N/A           1x
                                                              ========    =========
Deficiency to cover fixed charges...........................  $ 13,972          N/A
                                                              ========    =========

---------------
(1) The earnings of GTL available to cover fixed charges, consist solely of dividends from Globalstar, L.P. on the redeemable preferred partnership interests held by GTL.

                                GLOBALSTAR, L.P.

                 DEFICIENCY OF EARNINGS TO COVER FIXED CHARGES
                                 (IN THOUSANDS)

                                                                 SIX MONTHS ENDED
                                                                     JUNE 30,
                                                              ----------------------
                                                                2001         2000
                                                              ---------    ---------
Net loss....................................................  $(275,273)   $(417,574)
Dividends on redeemable preferred partnership interests.....    (13,972)     (15,280)
Capitalized interest........................................         --       (3,381)
                                                              ---------    ---------
Deficiency of earnings to cover fixed charges...............  $(289,245)   $(436,235)
                                                              =========    =========